EXHIBIT 99.1

Script

Slide 1 — INTRODUCTION

Good morning. I am Lawrence Kimbrough, CEO of First Charter here in Charlotte. We are very proud of our results for 2002, and our plan today is to share with you more information about how we attained those results than we have shared in the past. In addition, we are going to tell you about the basic premises of our Strategic Plan. Finally, we will provide guidance on the First Quarter of 2003 as well as for the full year.

With me today are Bob Bratton, our Chief Financial Officer, Bob James, who heads up Sales & Marketing, and Steve Rownd, our Chief Credit Officer. Each of these members of our Executive Leadership Group is going to share in our presentation this morning, and we will begin with Bob Bratton to talk about our financial results for 2002.

Slide 2 — Forward Looking Statement

Thank you Lawrence.

Please note there are several factors in our forward looking statement which could cause our actual results to vary from this presentation.

Slide 3 — 2002 Highlights

We are pleased to report double digit growth in net income and diluted earnings per share.

Increased earnings combined with our continued share repurchase program have improved our return on equity.

First Charter remains a well-capitalized institution from both a leverage and risk based capital position.

Both the number of DDA accounts and the number of households served have increased during 2002. We’ll discuss why this is so important later in the presentation.

Slide 4 — 2002 Accomplishments

Proactive financial profiling has helped us achieve double digit loan growth which was primarily retail in nature.

Included in this 14% growth are $158MM in mortgage loans held for sale category, of which $130MM are in the process of being securitized.

We have experienced growth in all major deposit categories. A new line of demand deposit products and our “Expect More From Us” service strategy are having a positive impact.

Growth of Fee Income has been a major focus at First Charter. Proactive needs based sales have fueled our double-digit growth in service charges, brokerage and insurance revenues.

Slide 5 — NOISE

First Charter takes securities gains and losses as business conditions dictate.

In early 2002, economic indicators were signaling a rising rate environment. Gains were recognized as we restructured $250MM of our bond portfolio and shortened average portfolio life to reduce interest rate risk.

From time to time, we write calls on specific bonds to enhance income. If a security is called, we must recognize the gain or loss associated with that investment.

We continuously evaluate bonds in the portfolio, which have callable features. If we believe a bond is going to be called away at Par, we sell it to recognize the incremental income.

Over an extended period of time, First Charter has made investments in a number of Southeastern Community Bank stocks. Recent equity performance has not delivered acceptable total returns so we repositioned this part of our portfolio to improve operating results.

In order to offset increasing employee benefit costs and improve earnings, First Charter sold $70MM in bonds, recognized gains and reinvested the proceeds into Bank Owned Life Insurance.

This investment will be carried as an “other asset” and the income will be recognized as other noninterest income rather than being recognized as interest income. We estimate, however, that this transaction will have a $2MM positive impact to earnings in 2003.

Throughout 2002, we have revalued downward our investment in equity venture capital partnerships recognizing losses totaling $5.8MM. The current carrying value of all equity venture capital investments is $3.7 MM. Of that amount, $1.4 MM represents venture capital partnerships that are Small Business Investment Companies (SBIC’s). These SBIC’s qualify for Community Reinvestment Act investment test credit. Unfunded commitments total $1.8 million and represent commitments to these SBIC’s.

First Charter refinanced $100MM of Federal Home Loan Bank advances. We extended maturities and reduced our future funding costs while incurring a $3.3MM prepayment penalty in the 4th quarter of 2002. The estimated 2003 benefit for this transaction is approximately $1.6 million.

I’d like to turn the program over to Steve Rownd, who is going to review our current assessment of credit risk.

Slide 6 — Credit Risk Overview

Thank you Bob,

Slide 7 — Loan Portfolio Composition

Now I would like to review our Credit Risk Profile by discussing our Loan Portfolio composition and current Asset Quality Picture. As a matter of note, all slides in this section of the presentation will exclude the $158MM of Held for Sale loans. Now then, this first slide depicts the healthy mix of our total Loan Portfolio. As you can readily see we have a predominantly secured position across our entire Loan Portfolio and only conventional types of lending.

Slide 8 — Loan Portfolio Detail

This next slide provides further granularity about our Commercial and Retail Loan Portfolios. As you can see, First Charter is relatively well balanced from a risk perspective with approximately 60% of our loans in the Commercial arena and 40% in Retail Loans. For Commercial Loans, as mentioned earlier, we are heavily Real Estate secured at 82% when combining the Construction and Commercial Mortgage categories. These two categories essentially represent Owner Occupied and Income property types of loans. Real Estate lending contributes significantly to our being 97% secured in our overall Commercial Loan Portfolio.

In our Retail Portfolio, we are also well balanced with Residential Mortgages, Consumer Loans and Home Equity Loans. In fact, we have approximately one third of our Retail Loans in each of these types. Just like the Commercial Loans, this portfolio is predominantly secured at 89% of the loans being collateralized. Our highly secured situation stems from a long held belief at First Charter that, as a senior debt lender, all loans must have two viable sources of repayment. For us, collateral often serves as the secondary source of repayment.

Slide 9 — Non-Performing Assets

Now, turning your attention to a few Asset Quality slides, I would like to explain where First Charter is today. Our Non-Performing Loans and OREO have increased with the economic down turn to 1.76% of total loans and other real estate at year-end 2002. From this slide I believe you will see that, while we are aggressively managing our Non-Performing Loans, these efforts are resulting in increased OREO which take time to sell. We do continue to experience an active Real Estate market and, thus, anticipate that these OREO Properties will continue to liquidate. We also anticipate that our Non-Performing Asset level in the near term will be in this range to slightly higher as we aggressively seek to remediate weaker loans.

Slide 10 — Non-Performing Loans by Size

To better understand our Non-Performing Loans this next slide depicts a stratification by note size.

Slide 11 — Non-Performing Loans by Size

As you can see the bulk of our Non-Performing Loans are in smaller notes with 65% of the Non-Performing Dollars being in loans of less that $1MM. In fact, 43% are in loans less than $250M. The five notes above $1MM, depicted here are all fully secured by Real Estate collateral. We regularly do a detailed valuation analysis on all large Problem Loans including our Non-Performing Loans. Any exposures are in turn individually accounted for in our Loan Loss Reserve model with a specific dollar allocation. We believe this is prudent and creates an environment with no surprises once a loan becomes a collection item.

Slide 12 — Loan Loss Reserve & Charge-Offs

Following through on the discussion of Loan Loss Reserve this next slide depicts our Loan Loss Reserve to Loans vs. our Net Charge-Off history. As you can see our Net Charge-Offs have never exceeded 35 basis points due largely to our secured lending focus. Meanwhile, our Loan Loss Reserve continues to be a strong 1.31% of total loans, as we not only fund losses, but also fund our loan growth.

Slide 13 — Asset Quality Standards

As a recap of our Asset Quality situation I would like to turn your attention to the next slide entitled Asset Quality Standards. Here we are sharing information that has not been previously disclosed in two regards.

Slide 14 — Asset Quality Standards

First, the far right column represents our long-term expectations across all economic environments for maintaining our Credit Risk Profile.

Slide 15 — Asset Quality Standards

Secondly, the second row entitled Problem Assets has not been previously disclosed in our financial reporting. For clarity, this ratio includes both accruing and non-accruing Loans that we consider to have “well defined weaknesses” to them.

Slide 16 — Asset Quality Standards

Please turn your attention to the middle column entitled Actual 12/31/02. Here you can see that we continue to aggressively manage our past-due accounts as this is one of the leading indicators of future problem loans. Also, our Problem Assets are currently greater than our standard at 4.32% of loans. To address this, we have a dedicated remediation team aggressively working these accounts.

Now let me turn the presentation over to Bob James who will address our strategic focus.

Thank you Steve.

Slide 17 — Strategic Plan

At this time, I would like discuss our strategic plan for 2003 and beyond. Our plan focuses on two primary objectives: to capitalize on our dynamic market and execute on our community banking strategy.

Slide 18 — Dynamic Markets

First, I want to review our dynamic market.

First Charter’s franchise includes 52-financial centers and 5-insurance offices, which are presented on the map. They are located in 17-North Carolina counties with the majority of our offices and assets domiciled in the seven counties, which represents the greater Charlotte market.

Slide 19 — Dynamic Markets

Charlotte is the twenty-fifth largest city in the United States, and we enjoy a strong diversified economy consisting of over 15,000-middle market businesses. These are businesses with 2 to 30-million dollars in sales. As you have seen in this market, we have a highly concentrated footprint. First Charter has a 6-percent market share of deposits,.....

Slide 20 — Dynamic Markets

....which means 94 percent of the market does not bank with First Charter, yet!

Slide 21 — Dynamic Markets

Comparing Charlotte to the U.S. market. It is easy to see why this is such a “great banking market.”

Slide 22 — Dynamic Markets

I want to focus on two of these many statistics. First, median household income growth from 2001 to 2006 is expected to be 17.5 percent, compared to 13 percent in the U.S. as a whole. Secondly, the percent of households with an income above $50K is projected to be approximately 60 percent by 2006, compared to 50 percent in the U.S. as a whole. This confirms how strong and vibrant the Charlotte economy is.

Slide 23 — Our Purpose

To understand our Community Banking Strategy, we must first review First Charter’s purpose, which is to help our clients achieve their dreams. How do we do this?

Slide 24 — Our Purpose

By taking a personal interest in our clients and developing a relationship with them.

Slide 25 — Relationship Banking

Our Core Strategy is one of relationship banking founded on exceptional customer service, which leads to high-customer satisfaction and greater relationships with the company. This is our Core Strategy.

Slide 26 — A Relationship Strategy

A Relationship Strategy...

Slide 27 — A Relationship Strategy

....implies having a personal relationship with an individual,

Slide 28 — A Relationship Strategy

..... including consumers

Slide 29 — A Relationship Strategy

....and closely held businesses. I want to stress closely held businesses, where we can have a personal relationship with the owner and the managers.

Slide 30 — A Relationship Strategy

As you know, in the industry, this is referred to as Retail Banking and this is First Charter’s Community Banking Strategy.

Slide 31 — Community Banking Strategy

The Community Banking Strategy is supported by numerous sub-strategies. For example:

Slide 32 — Community Banking Strategy

We have a Wealth Management Strategy that leverages the relationships that our bankers have with their affluent clients to provide retirement, estate planning, and investment management services.

Slide 33 — Community Banking Strategy

We have a Credit Risk Strategy that supports our Community Banking Strategy with an in-market focus, loan growth and loan quality goals, which are jointly owned by our bankers and our risk managers. This overriding philosophy emphasizes quality, profitability, and growth in that order.

Slide 34 — Community Banking Strategy

I want to direct your attention to our Service & Sales Strategies; several recent successes and our recently launched Checking Account Marketing Strategy. Two years ago, we launched a Focused Service Quality Initiative, which was designed to create a service culture that would deliver the best possible service in our market. It involved training, problem resolution, and involved hiring an independent third-party measurement company to determine how we are doing. Reward and recognition systems are tied to the quality scores all the way down to the branch level.

Slide 35 — Focus on Expect More Service Strategy

What you see on this slide, are the results of our third party surveys since inception. Each quarter we survey 1,500 customers and asked them to rate our service on a scale from very satisfied to very dissatisfied. In the third quarter of 2001, 70 percent of our customers surveyed rated our service very satisfied. We have focused on improving the scores, and as you can see in the most recent quarter, we reached an “all time high” of 83-percent very satisfied! We feel that these are the strongest survey numbers in the market. Also, our vendor tells us that these are among the strongest percentages that they have seen at any company.

Slide 36 — Focus on EXSEL Sales Strategy

Our Sales Strategy, which we call EXSEL, is based on a consultative, needs based approach to uncovering customer needs and matching our products and services to those needs. Many of you are familiar with Cohen Brown. Cohen Brown is a Sales Resource Management Company for banks and has consulted with us the past 3 years. Our EXSEL Strategy consists of several activities, including sales meetings every Monday morning in every business line. All our new customers are profiled at account opening. Our most profitable current clients are profiled semi-annually. Our reward and recognition systems are tied to both sales activities and results. We define our core customer as one with a checking account. Our core customer cross-sell ratio is 4.01 services per customer and climbing.

Slide 37 — Recent Successes of our Community Banking Strategy

I want to share with you some recent successes of our Community Banking Strategy.

First, Net Consumer Loan Growth over the past four years. In 1999, before our focus on community banking, we had a $20-million net growth in total consumer loans. In 2000, the number increased to $60 million in net growth. In 2001, we had $100-million net growth in consumer loans, and $115-million net growth in consumer loans in 2002. This includes equity lines and all installment loan categories.

Slide 38 — Recent Success of Our Community Banking Strategy

Fee Income Growth

We introduced a product in November 2001 that we call Check Guard...an Overdraft Privilege Product. Service charge income was up 30 percent, or $4.4 million in 2002. Revenue from our Insurance Division was ahead 14 percent, and our brokerage revenue, in spite of a challenging year in the market, was up 31 percent. Further evidence that our Community Banking Strategy and our EXSEL process are working!

Slide 39 — Premise

To be a highly successful company, we must attract more consumers and closely held businesses to First Charter.

Slide 40 — CHAMP

To accomplish that, in October of 2002, we introduced CHAMP (Checking Account Marketing Plan).

Slide 41 — Totally Free Checking

CHAMP is driven by the lead product, Totally Free Checking that includes a free gift. This is an example of a mailing that went out in early October. I want to review some early results of CHAMP.

Slide 42 — CHAMP Results

Prior to CHAMP, we were opening approximately 250-new checking accounts, per branch, per year. At this time, we are on schedule to open 800-new checking accounts, per branch, per year! Due to CHAMP, fourth- quarter new account openings were up 300 percent over the same period the previous year.

Slide 43 — CHAMP Goal

Our goal for CHAMP is 40,000-new checking accounts in 2003. That would compare to approximately 14,000 accounts that we would have opened in 2002 without CHAMP, or a 300-percent increase.

Slide 44 — CHAMP

CHAMP is a Disciplined Checking Account Acquisition Strategy. Research indicates that 20 percent of checking account customers are considering changing banks at any given time. Therefore, our philosophy is not to convince people who are happy to switch banks, but rather to increase our share of those who are switching anyway.

Our products are simple and easily understood. The lead product is Totally Free Checking.

How do we promote this? We use targeted direct mailings every six weeks. We also have an organized word of mouth referral program, and in the first round it produced 10 percent of our new accounts. We see this word of mouth program producing 30 to 40 percent of our new accounts in the near future. Merchandising consists of “Thank You” gifts, outside banners on all of our financial centers that display Totally Free Checking, and posters and counter signs on the inside of our centers that promote all our products and services.

Training is extremely important, and we have trained all of our managers, not only in products, but also how to keep the enthusiasm escalated week after week. We have trained all of our financial center employees and all non-contact employees within the Company, to understand what this strategy is all about, and how to support the overall strategy. We track sales weekly. We track the word of mouth referral program weekly, and we keep-up with our inventory on a daily basis. It is a very disciplined approach. The goal is to capture 60-70 percent of the market around each of our financial centers.

Slide 45 — The Big Payoff

The “big payoff” from CHAMP is that our Checking Account Marketing is strategic. We are competing on service and location not rates. It is about owning customers and having the first right of refusal for all their financial needs instead of renting them money. And, that the value of the other accounts and loans that we acquire from our new checking account customers exceeds the value of the checking account.

Slide 46 — Continue Pro-Active Marketing

We will continue our pro-active marketing initiatives for all of our additional services to produce more mortgages, more insurance, more wealth management, more consumer loans, more business loans, and more core deposits.

Slide 47 — New Initiatives

We have a number of new initiatives to support our high performance Community Banking Strategy. First, I want to discuss our Platform Systems.

We are installing a new On-line Teller System. The system will be fully operational by March 2003.

In a joint effort with Jack Henry and ARGO Systems, we are working on a new Deposit & Customer Service Platform System. We anticipate beginning this new platform Deposit & Customer Service System by the third quarter of 2003.

Finally, we are working on a Platform Consumer Loan System. This system will most likely be in a test mode no later than fourth quarter, and will be fully implemented in the first quarter of 2004. These systems are designed to improve efficiency and deliver additional client information to our front line bankers, so we can serve these clients even better.

Second, Product Development. We are continuing to work on our product array. We want to have the best products in the market. We know that our CHAMP checking account products are the best in the market. This explains why we are being successful. The first of February, we will introduce a small Business CHAMP Program. On January 8, we began a high-rate Money Market Account called Maximum Performance Money Market.

Finally, we have three new financial centers planned for this year. Mint Hill and Triangle are replacement centers. We have outgrown the existing facilities, and we are taking advantage of the fact that we will be building new centers to improve our locations. Birkdale is a financial center in the growing, North Mecklenburg, Lake Norman region. Birkdale is located at a golf course community in front of a new upscale shopping center.

Slide 48 — 2003 Key Growth Goals

Based on these strategies, we have several key growth goals for 2003. At this time, I will turn it back over to Bob Bratton for a review of these goals and our guidance for 2003.

Slide 49 — Strategic Plan

Our Strategic Plan includes the following key growth goals.

We believe our CHAMP product line coupled with proactive profiling and our “Expect More From Us” service will lead to continued growth in DDA Accounts, households and more opportunity to grow retail and small business loans and deposits.

This balance sheet growth coupled with a continued focus on fee income growth will provide us the opportunity to grow revenues 9%. We are committed to managing expense growth to a maximum of 5%. We believe these major tenets will produce earnings per share growth of 10 — 12%.

Slide 50 — 2003 Guidance

Let’s talk about first quarter guidance. We are assuming that interest rates will remain stable. First Charter’s balance sheet is asset sensitive. If the prime rate increases, earnings should improve.

Additional share repurchases will be made throughout the year

We estimate our First Quarter loan and deposit growth will be 5% and 2% respectively. This is not indicative of growth for the full year, however, based on these assumptions, we believe net interest income will increase 5%. Our first quarter provision should be in line with our fourth quarter provision.

Noninterest income should decrease as a result of lower levels of securities and trading gains. We believe first quarter noninterest expense will decline because the prepayment penalties associated with the Federal Home Loan Bank refinancing are nonrecurring.

Assuming a 30% tax rate, diluted earnings per share should be .32 — .35 cents for the quarter.

Slide 51 — 2003 Annual Guidance

For our full year guidance, we estimate that loan and deposit growth will be 12% and 10% respectively for the year

Stable interest rates coupled with the estimated balance sheet growth should produce an 8% increase in net interest income. As has been our practice, we will continue to provide for loan growth.

Overall, we believe noninterest income and noninterest expense will increase 9% and 5% respectively.

These assumptions should generate diluted earnings per share of $1.43 - $1.45.

I’d like to turn the conference back to Lawrence.

Slide 52 — CLOSING

Now you have heard our results for the year just past, the framework of our Strategic Plan and our guidance for the First Quarter and the twelve months of 2003. We would like to thank everyone for their time today and we will now turn the call back to the operator who will facilitate the questions that you might have about our presentation today.

EXHIBIT 99.2

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